Exhibit 99.1

Pivotal Investment Corporation III Announces Process and Timing of Redemption of Public Shares

New York, New York, Aug. 31, 2023 (GLOBE NEWSWIRE) – Pivotal Investment Corporation III (the “Company”) has commenced the process of redeeming all outstanding shares of the Company’s common stock that were included in the units sold in the Company’s initial public offering (the “Public Shares”) in accordance with the Company’s amended and restated certificate of incorporation (“Charter”). The Public Shares will be redeemed at a per share redemption price of approximately $10.22 per Public Share.

The Company commenced the liquidation of its trust account on August 14, 2023 and expects that the redemption of the Public Shares will occur on or about September 1, 2023 or as soon thereafter as practicable. As of the close of business on such date, the Public Shares will be deemed cancelled and will represent only the right to receive redemption payments. The Company’s officers, directors and other stockholders who hold shares of the Company’s common stock issued prior to the Company’s initial public offering (the “Founder Shares”) will not receive any proceeds from the Company’s trust account with respect to the Founder Shares. The Company’s public warrants will expire worthless.

Record holders of Public Shares may redeem their shares by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name” will not need to take any action in order to receive the redemption payments.

Cautionary Information About Forward-Looking Statements

This press release includes “forward-looking statements” as such term is defined in the Private Securities Litigation Reform Act of 1995. When used in this press release, words such as “anticipate,” “believe,” “expect,” “intend,” and similar expressions, as they relate to the Company, identify forward-looking statements, although not all forward-looking statements include such identifying words. Such forward-looking statements are based on the beliefs of the Company’s management, as well as assumptions made by and information currently available to the Company’s management. Actual events could differ materially from those contemplated by the forward-looking statements as a result of certain factors which may not be in the control of the Company. Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company has no obligation to update any forward-looking statement to reflect events or circumstances after the date hereof.

About Pivotal Investment Corporation III

The Company is a blank check company formed for the purpose of effecting a merger, stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

Company Contact

For further information, please contact:

Pivotal Investment Corporation III

c/o Graubard Miller

405 Lexington Avenue, 44th Floor

New York, NY 10174

(212) 818-8800